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                                  EXHIBIT "F"

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH, OR APPROVED OR DISAPPROVED BY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE. NO SUCH COMMISSION OR AUTHORITY HAS PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF THESE SECURITIES OR THE ACCURACY OR ADEQUACY OF THE SUBSCRIPTION AGREEMENT PURSUANT TO WHICH THESE SECURITIES ARE OFFERED, NOR IS IT INTENDED THAT THEY WILL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, OR TRANSFERRED UNLESS THE COMPANY RECEIVES A WRITTEN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO EFFECT THAT SUCH OFFER, SALE, AND TRANSFER ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

        CERTIFICATE AND WARRANT AGREEMENT FOR PURCHASE OF COMMON STOCK

                        RENAISSANCE GOLF PRODUCTS, INC.
                           a California corporation

                       INITIAL ISSUANCE ON _______, 1998
                         VOID AFTER DECEMBER 31, 2002

  This certifies that for value received __________________ or registered assigns (the "Registered Holder") is the owner of the number of Common Stock Purchase Warrants ("Warrants") specified above. Each Warrant entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Warrant Agreement, ________ fully paid and nonassessable shares of Common Stock, no par value of RENAISSANCE GOLF PRODUCTS, INC., a California corporation (the "Company"), at any time after issuance and prior to the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Agreement with the Subscription Form on the reverse hereof duly executed, at the Company's office, or its successor or agent (the "Warrant Agent") accompanied by payment of $5.00 per share (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company. The Company will act as Warrant Agent until further notice to the Registered Holder.

  In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

  Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel the Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

  The term "Expiration Date" shall mean 5:00 P.M., Utah time, on December 31, 2002. If such date shall in the State of Utah be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall mean 5:00 P.M., Utah time, the next following day which in the State of Utah is not a holiday or a day on which banks are authorized to close.

                        RENAISSANCE GOLF PRODUCTS, INC.
                  12187 South Business Park Drive, Suite 100
                              Draper, Utah 84020

  This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful. This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or

                                Exhibit "F" - 1
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Warrant Certificates of like tenor representing an equal aggregate number of
Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange thereof, subject to the limitations provided in the Warrant Agreement.

  Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive any notice of any proceedings of the Company. This Warrant shall not entitle the holder hereof to any rights as a stockholder of the Company, or to any other rights whatsoever except the rights herein expressed and such as are set forth, and no dividends shall be payable or accrue in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until or unless, and except to the extent that, this Warrant shall be exercised.

  This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Utah.

  This Warrant Certificate is not valid unless countersigned by the Warrant Agent. The Company agrees at all times to reserve or hold available a sufficient number of Common Shares to cover the number of shares issuable upon the exercise of this and all other Warrants or like tenor then outstanding.

  Except as otherwise above provided, this Warrant and all rights hereunder are transferable by the Registered Holder hereof in person or by duly authorized attorney on the books of the Company upon surrender of this Warrant, properly endorsed to the Company, only after approval by the Board of Directors. The Company may deem and treat the registered owner of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

                         Further Terms and Conditions
                         ----------------------------

  The issuance of this Warrant is subject to the following conditions:

  1. If at any time or from time to time the Company shall by subdivision, consolidation, or reclassification of shares, or otherwise, change as a whole the outstanding Common Shares into a different number of class of shares, the number and class of shares so changed shall, for the purposes of this Warrant and the terms and conditions hereof, replace the shares outstanding immediately prior to such change, and the Warrant purchase price in effect, and the number of shares purchasable under this Warrant, immediately prior to the date upon which such change shall become effective, shall be proportionately adjusted. Irrespective of any adjustment or change in the Warrant purchase price or the number of Common Shares actually purchasable under this or any other Warrant of like tenor, the Warrants theretofore and thereafter issued may continue to express the Warrant purchase price per share and the number of shares purchasable thereunder as the Warrant purchase price per share and the number of shares purchasable were expressed upon the Warrants when initially issued.

  2. If at any time while this Warrant is outstanding the Company shall consolidate with or merge into another corporation, the Registered Holder shall thereafter be entitled upon exercise hereof to purchase, with respect to each share of Common Shares purchasable hereunder immediately prior to the date upon which such consolidation or merger shall become effective, the securities or property to which a holder of one share of Common Shares would have been entitled upon such consolidation or merger, without any change in, or payment in addition to, the Warrant purchase price in effect immediately prior to such merger or consolidation, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any

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such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the Registered Holder at the address of such holder shown on the books of the Company, the obligation to deliver to such holder such securities or property as in accordance with the foregoing provisions such holder shall be entitled to purchase. A sale of all or substantially all of the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

  3. Upon the happening of any event requiring an adjustment of the Warrant purchase price hereunder, the Company shall forthwith give written notice thereof to the Registered Holder stating the adjusted Warrant purchase price and the adjusted number of Common Shares purchasable upon the exercise hereof resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, The Board of Directors of the Company shall determine the computation made hereunder. In case any voluntary or involuntary dissolution, liquidation, or winding up of the Company shall at any time be proposed, the Company shall give at least 20 days' prior written notice thereof to the Registered Holder stating the date on which such event is to take place and the date (which shall be at least 20 days after the giving of such notice) as of which the holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such dissolution, liquidation, or winding up (on which date, in the event such dissolution, liquidation, or winding up shall actually take place, this Warrant and all rights with respect hereto shall terminate). Notices pursuant to this paragraph shall be given by first class mail, postage prepaid, addressed to the registered holder of this Warrant at the address of such holder appearing in the records of the Company.

  4. At any time during the period the Warrants are exercisable, the Company may redeem the Warrants at $.01 per Warrant upon 30 days' prior written notice if the closing bid price of the Common Stock exceeds $7.00 for 10 consecutive trading days ending not more than 10 days prior to the mailing of the notice of redemption.

  5. For the purposes of the foregoing paragraphs (1) through (3), the term "Common Shares" shall include the aggregate number of shares that the Company, by its Articles of Incorporation, as from time to time amended, is authorized to issue, which are not limited to a fixed sum or percentage of the par value in respect of the rights of the holders thereof to participate in dividends or in distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company.

  IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be duly executed by two of its officers thereunto duly authorized and its corporate seal to be imprinted hereon.

  DATED:_____________________       RENAISSANCE GOLF PRODUCTS, INC.


                                    By: ________________________________________
                                        John B. Hewlett, Chief Executive Officer

COUNTERSIGNED:

RENAISSANCE GOLF PRODUCTS, INC., as Warrant Agent


By: _____________________________                        (Corporate Seal)
    Bruce H. Haglund, Secretary

                                Exhibit "F" - 3